ADMINISTRATIVE SERVICES AGREEMENT

      This Agreement is made and entered into as of the 1st day of August, 2005, by and between TrendStar Investment Trust (the "Trust"), a Delaware statutory trust, and TrendStar Advisors, LLC, a Delaware limited liability company ("TrendStar").

      WHEREAS, the Trust is an open-end management investment company, registered under the Investment Company Act of 1940, as amended (the "1940 Act"), and authorized to issue shares representing interests in the separate series of the Trust listed on Exhibit A to this Agreement (each a "Portfolio" and together the "Portfolios"), which Exhibit A may be amended from time to time by mutual consent of the parties; and

      WHEREAS, TrendStar is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act"), and engages in the business of asset management and the provision of certain other administrative and recordkeeping services in connection therewith; and

      WHEREAS, TrendStar serves as investment adviser to each Portfolio pursuant to a written agreement for such services, dated September 30, 2003 (the "IA Agreement"); and

      WHEREAS, the Trust wishes to engage TrendStar to provide certain operational and administrative services which are necessary for the day-to-day operations of the Portfolios in the manner and on the terms and conditions hereinafter set forth, and TrendStar wishes to accept such engagement;

      NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the Trust and TrendStar agree as follows:

1.    Obligations of TrendStar

      (a) Services. The Trust hereby retains TrendStar to provide the following services to the Portfolios in the manner and to the extent that such services are reasonably necessary for the efficient and workmanlike operation of the Portfolios (collectively, the "Services"):

            1. dividend disbursing agent, dividend reinvestment agent, transfer agent, and registrar services and functions (including answering inquiries related to shareholder Portfolio accounts);

            2. accounting services and functions, including costs and expenses of independent pricing services;

            3.    distribution, marketing, and/or underwriting services;

            4. preparation of reports describing the operations of the Portfolio, including the costs of providing such reports to broker-dealers, financial institutions and other organizations which render services and assistance in connection with the distribution of shares of the Portfolio;

            5. sub-accounting and recordkeeping services and functions (other than those books and records required to be maintained by TrendStar under the IA Agreement), including maintenance of shareholder records and shareholder information concerning the status of their Portfolio accounts by investment advisors, broker-dealers, financial institutions, and other organizations on behalf of the Trust;
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            6.    shareholder and Board of Trustees communication services,
                  including the costs of preparing, printing and distributing notices of shareholder meetings, proxy statements, prospectuses, statements of additional information, Portfolio reports, and other communications to the Portfolios' shareholders, as well as all expenses of shareholder meetings; and

            7. such other day-to-day administrative services to which the parties may agree from time to time.

            8. expenses, including fees and disbursements, of legal counsel to the Trust, the Portfolios, or the Board's independent
                  Trustees:

            9. expenses of maintaining registration and qualification of the Trust and/or the Portfolios under federal, state and any other applicable laws and regulations;

            10.   expenses of custodian and depository services and functions;

            11. expenses incurred by the Trust and/or Portfolios of engaging independent auditors;

            12. expenses of procuring fidelity bond insurance for the Trust and/or errors and omissions insurance for the Trust and/or the Trustees/Officers of the Trust;

            13.   fees paid to or on behalf of the Trust's independent Trustees;

      (b) Exclusions from Service. Notwithstanding the provisions of Paragraph 1(a) above, the Services shall not include and TrendStar shall not be responsible for any of the following:

            1. expenses of maintaining compliance with Rule 38a-1 promulgated under the 1940 Act, including compensation of the Trust's Chief Compliance Officer;

            2. brokers' commissions, issue and transfer taxes, and other costs chargeable to the Trust or the Portfolios in connection with securities transactions to which the Trust or the Portfolios are a party or in connection with securities owned by the Trust or the Portfolios;

            3. interest on indebtedness, if any, incurred by the Trust or the Portfolios;

            4. taxes, including franchise, income, issue, transfer, business license, and other corporate fees payable by the Trust or the Portfolio to federal, state, county, city, or other governmental agents; and


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

            5.    extraordinary expenses of the Trust or Portfolios.

      (c) Books and Records. All books and records prepared and maintained by TrendStar for the Trust under this Agreement shall be the property of the Trust and, upon request therefor, TrendStar shall surrender to the Trust such of the books and records so requested.

      (d) Staff and Facilities. TrendStar assumes and shall pay for maintaining the staff, personnel, space, equipment and facilities necessary to perform its obligations under this Agreement.

      (e) Authority to Sub-contract Services. TrendStar may engage subcontractors to perform any of its duties contained in this Agreement, provided that TrendStar shall remain responsible to the Trust and/or applicable Portfolio for all such delegated duties in accordance with the terms and conditions of this Agreement, in the same manner and to the same extent as if TrendStar were providing such services itself. TrendStar shall further obtain the consent of a majority of the Trust's Board of Trustees prior to engaging any such sub-contractor, which approval shall not be unreasonably withheld.

2.    Obligations of the Trust

      (a) Fees. The Trust will pay to TrendStar on the last day of each month a fee equal to the annual rates set forth below of the average net assets of the Trust, in the aggregate, such fees to be computed daily based upon the net asset value of the Portfolios as determined by a valuation made in accordance with the Trust's procedure for calculating Portfolio net asset value as described in the Trust's Prospectus and/or Statement of Additional Information. During any period when the determination of a Portfolio's net asset value is suspended by the Trustees of the Trust, the net asset value of a share of that Portfolio as of the last business day prior to such suspension shall, for the purpose of this Paragraph 2(a), be deemed to be the net asset value at the close of each succeeding business day until it is again determined. As described above, the fees payable to TrendStar are as follows:

            Total Trust Assets                                   Annual Fee Rate
            --------------------------------------------------------------------
            From $0 to $300 million                                   0.70%
            --------------------------------------------------------------------
            Greater than $300 million to $500 million                 0.65%
            --------------------------------------------------------------------
            Greater than $500 million                                 0.60%
            --------------------------------------------------------------------

      (b) Information. The Trust will, from time to time, furnish or otherwise make available to TrendStar such information relating to the business and affairs of the Portfolios as TrendStar may reasonably require in order to discharge its duties and obligations hereunder.

3. Term. This Agreement shall remain in effect until September 30, 2008, and from year to year thereafter provided such continuance is approved at least annually by the affirmative vote of a majority of the Board of Trustees of the Trust; provided, however, that;

      (a) at any time and without the payment of any penalty, the Trust may terminate this Agreement upon 90 days written notice to TrendStar;


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

      (b) this Agreement shall immediately terminate in the event of its assignment (within the meaning of the 1940 Act and the Rules thereunder) by TrendStar; and

      (c) at any time and without the payment of any penalty, TrendStar may terminate this Agreement upon 90 days written notice to the Trust.

4. Notices. Except as otherwise provided in this Agreement, any notice or other communication required by or permitted to be given in connection with this Agreement will be in writing and will be delivered in person or sent by first class mail, postage prepaid or by prepaid overnight delivery service to the respective parties as follows:

      If to the Trust:                   If to the Adviser:
      ----------------                   ------------------

      TrendStar Investment Trust         TrendStar Advisors, LLC
      7300 College Blvd., Suite 308      7300 College Blvd., Suite 308
      Overland Park, KS  66210           Overland Park, KS  66210
      Attn: Thomas Laming                Attn: James McBride

5. Limitation of Liability. TrendStar shall not be liable for any error of judgment, mistake of law or for any other loss suffered by the Trust or any Portfolio in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful malfeasance, bad faith or gross negligence on TrendStar's part in the performance of its duties or from reckless disregard by it of its obligations or duties under this Agreement.

6. Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by a written instrument signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

7. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby. This Agreement shall be binding on, and shall inure to the benefit of, the parties hereto and their respective successors.

8. Counterparts. This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original, and all of which, together, shall constitute one Agreement.

9.    Miscellaneous

      (a) Performance Review. TrendStar will permit representatives of the Trust, including the Trust's independent auditors, to have reasonable access to the personnel and records of TrendStar in order to enable such representatives to monitor the quality of services being provided and the level of fees due TrendStar pursuant to this Agreement. In addition, TrendStar shall promptly deliver to the Board of Trustees of the Trust such information as may reasonably be requested from time to time to permit the Board of Trustees to make an informed determination regarding continuation of this Agreement and the payments contemplated to be made hereunder.

      (b) Choice of Law. This Agreement shall be construed in accordance with the laws of the State of Kansas and the applicable provisions of the Act. To the extent the applicable law of the State of Kansas or any of the provisions herein conflict with the applicable provisions of the Act, the latter shall control.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

TRENDSTAR INVESTMENT TRUST TRENDSTAR ADVISORS, LLC


-------------------------------             -----------------------------
By: Thomas Laming                           By: James McBride
Its:  President                             Its:  Member


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                                    Exhibit A

                           TrendStar Investment Trust

                             Portfolios of the Trust
                              As of August 1, 2005

TrendStar Small-Cap Fund
TrendStar American Endeavor Fund